Exhibit 99.1

CONTACT:           JOSEPH MACNOW

                                (201) 587-1000

210 Route 4 East

Paramus, NJ, 07652

FOR IMMEDIATE RELEASE – April 13, 2010

Vornado Announces its Share of Toys “R” Us Fourth Quarter Financial Results

         PARAMUS, NEW JERSEY,..….Vornado Realty Trust (NYSE:VNO) announced today that it has recorded its 32.7% share of Toys “R” Us’ fourth quarter financial results in its first quarter ended March 31, 2010.  Vornado’s results include net income of $125,870,000, or $0.62 per diluted share, compared to net income of $97,147,000, or $0.54 per diluted share recorded in the quarter ended March 31, 2009.

         Vornado’s share of Funds From Operations (“FFO”) before income taxes for the quarter ended March 31, 2010 is $193,081,000, or $0.95 per diluted share, compared to FFO before income taxes of $166,818,000, or $0.92 per diluted share in the prior year’s quarter.  Vornado’s share of FFO after income taxes for the quarter ended March 31, 2010 is $137,246,000, or $0.67 per diluted share, compared to FFO after income taxes of $107,924,000, or $0.60 per diluted share in the quarter ended March 31, 2009.

         The business of Toys is highly seasonal; historically, Toys’ fourth quarter net income accounts for more than 80% of its fiscal year net income.

         Attached is a summary of Toys’ financial results and Vornado’s 32.7% share of its equity in Toys’ net income, as well as reconciliations of net income to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and FFO.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Toys "R" Us, Inc.
Condensed Consolidated Statements of Operations – Unaudited

	For the Quarter Ended
	January 30, 2010		January 31, 2009
(Amounts in thousands)	Results on a Historical Basis	Results on Vornado’s Purchase Price Accounting Basis	Results on Vornado’s Purchase Price Accounting Basis
Net sales	$5,857,000	$5,857,000	$5,461,000
Cost of sales	3,870,000	3,870,000	3,664,000
Gross margin	1,987,000	1,987,000	1,797,000

Selling, general and administrative expenses	1,222,000	1,231,900	1,132,200
Depreciation and amortization	97,000	109,300	109,600
Other income, net	(18,000)	(13,100)	(35,400)
Total operating expenses	1,301,000	1,328,100	1,206,400
Operating income	686,000	658,900	590,600
Interest expense	(123,000)	(127,600)	(107,900)
Interest income	2,000	2,000	3,000
Earnings before income taxes	565,000	533,300	485,700
Income tax expense	(177,000)	(153,700)	(174,700)
Net earnings	388,000	379,600	311,000
Less: Net earnings attributable to noncontrolling interest	1,000	1,000	19,600
Net earnings attributable to Toys “R” Us, Inc.	$387,000	$378,600	$291,400

Vornado’s 32.7% equity in Toys’ net earnings		$123,840	$95,294
Management fee from Toys, net		1,670	1,447
Interest income on credit facility		360	406
Total Vornado net income from its investment in Toys		$125,870	$97,147

See page 3 for a reconciliation of net income to FFO.

Reconciliation of Vornado’s net income from its investment in Toys to EBITDA (1):
Net income		$125,870	$97,147
Interest expense		41,140	35,183
Depreciation and amortization		35,327	35,257
Income tax expense		49,710	53,091
Vornado’s share of Toys’ EBITDA (1)		$252,047	$220,678

(1)     EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization.” Management considers EBITDA a supplemental measure for making decisions and assessing the un-levered performance of its segments as it relates to the total return on assets as opposed to the levered return on equity.  As properties are bought and sold based on a multiple of EBITDA, management utilizes this measure to make investment decisions as well as to compare the performance of its assets to that of its peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

Toys "R" Us, Inc.
Funds From Operations - Unaudited

(Amounts in thousands)	For the Quarter Ended
	January 30, 2010	January 31, 2009
Reconciliation of Vornado's net income from its investment in Toys to FFO (1):
Net income	$125,870	$97,147
Depreciation and amortization of real property	17,501	16,580
Income tax effect of above adjustment	(6,125)	(5,803)
Vornado's share of Toys’ FFO (1)	$137,246	$107,924

(1)   FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets and GAAP extraordinary items, and to include depreciation and amortization expense from real estate assets and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies.

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